Exhibit 99.1

Mutual Federal Bancorp, Inc.

For further information contact:
Stephen M. Oksas, CEO
Mutual Federal Bancorp, Inc.
773-847-7747

FOR IMMEDIATE RELEASE

Mutual Federal Bancorp, Inc. Completes Minority Stock Offering

Chicago, IL, April 4, 2006 - Mutual Federal Bancorp, Inc. (the “Company”), the holding company of Mutual Federal Savings and Loan Association of Chicago (the “Bank”), announced today it completed its minority stock offering. The Company sold 1,091,062 shares, or 30% of its outstanding common stock, at $10.00 per share in a subscription offering, which ended on March 16, 2006, to depositors of the Bank as of June 30, 2004, and the Company’s employee stock ownership plan in accordance with subscription rights granted under the Company’s Stock Issuance Plan. The Company also issued 2,545,813 shares, or 70% of its outstanding common stock, to Mutual Federal Bancorp, MHC. At closing, the Bank became a wholly-owned subsidiary of the Company.

The Company’s common stock is expected to begin trading on the Over-the-Counter Bulletin Board later this week.

Stephen M. Oksas, President and Chief Executive Officer of the Company, said, “We are overwhelmed by the outstanding support shown by our depositors. We look forward to the enhanced opportunities that we believe the offering will afford us in continuing to serve the needs of our customers and community, and we welcome our new stockholders.”

The offering was oversubscribed by eligible account holders of the Bank as of June 30, 2004. Accordingly, eligible account holders had valid orders filled in accordance with the allocation procedures set forth in the Company’s Stock Issuance Plan. If you are an eligible account holder and would like to confirm your allocation, please contact the Stock Information Center at (773) 847-8150. The Stock Information Center will be open on Wednesday, April 5th, and Thursday, April 6th, from 9:00 a.m. until 4:00 p.m., Chicago time.

Sandler O’Neill & Partners, L.P. acted as financial advisor to the Company in connection with the offering and managed the subscription offering.

Vedder, Price, Kaufman & Kammholz, P.C. acted as special counsel to the Company.

Mutual Federal Bancorp, Inc. is the holding company for Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association headquartered in Chicago, Illinois, originally founded in 1905. At December 31, 2005, the Company had total assets of $64.5 million, deposits of $43.5 million and total stockholders’ equity of $18.3 million.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statement can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, deterioration in asset quality, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.